FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Fourth Quarter Financial Results
Successfully Completing the Third Year of Hardwire Strategic Plan

MILWAUKEE (February 8, 2024) - Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported fourth quarter and full year 2023 results.

“In the third year of our Hardwire strategy we have made progress in key elements of our strategic plan - focusing on our most profitable products and markets, which we believe will continue to yield benefits to the business and have set us up for long-term value creation despite the current challenging environment for the industry,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “We are excited by the early read of our new Model Year launch, the most comprehensive product development in the touring platform in well over 10 years, that will redefine the Harley-Davidson Grand American Touring experience for years to come and lay the foundation to drive retail sales growth in ’24.”

2023 Highlights and Results
•Delivered diluted EPS of $4.87
•Achieved 13.6% operating margin at HDMC
•HDMC unit profitability returned to historically healthy levels
•HDMC global motorcycle shipments of 179,984, down 7% year-over-year
•HDFS operating income finished down 26%
•LiveWire launched the Del Mar electric motorcycle – the first bike off the S2 platform

Fourth Quarter 2023 Summary of Results
•Delivered diluted EPS of $0.18
•HDMC global motorcycle shipments of 29,544, down 13% year-over-year
•HDFS operating income declined 10%
•LiveWire sold 514 electric motorcycles

2024 Financial Outlook

For the full year 2024, the Company expects:
•HDMC: revenue flat to down 9% and operating income margin of 12.6% to 13.6%
•HDFS: operating income flat to up 5%
•LiveWire: electric motorcycle unit sales of 1,000 to 1,500 and operating loss of $115 to $125 million
•Harley-Davidson, Inc: capital investments of $225 to $250 million

Fourth Quarter and Full Year 2023 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	4th quarter			Full Year
	2023	2022	Change	2023	2022	Change
Revenue	$1,053	$1,142	-8%	$5,836	$5,755	1%
Operating Income (Loss)	($21)	$4	nm	$779	$909	-14%
Net Income attributable to HDI	$26	$42	-38%	$707	$741	-5%
Diluted EPS	$0.18	$0.28	-36%	$4.87	$4.96	-2%
nm - not meaningful

In the fourth quarter, consolidated revenue was down 8 percent, driven by a revenue decline of 14 percent at HDMC, partially offset by revenue growth of 15 percent at HDFS. In the fourth quarter, the consolidated operating loss was $21 million versus operating income of $4 million in the prior year’s period. The result was driven by an operating loss of $44 million at HDMC, a decline of 10 percent at HDFS, and an operating loss of $35 million in the LiveWire segment.

For the full year, consolidated revenue was up 1 percent, driven by a revenue increase of 16 percent at HDFS, partially offset by a revenue decline of 1 percent at HDMC. For the full year, consolidated operating income was down 14 percent. The result was driven by an operating income decline of 2 percent at HDMC and a decline of 26 percent at HDFS, and a higher operating loss in the LiveWire segment.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions (except units)	4th quarter			Full Year
	2023	2022	Change	2023	2022	Change
Motorcycle Shipments (thousands)	29.5	34.0	-13%	180.0	193.5	-7%
Revenue	$792	$919	-14%	$4,845	$4,888	-1%
Motorcycles	$583	$666	-13%	$3,799	$3,787	0%
Parts & Accessories	$130	$151	-14%	$698	$732	-5%
Apparel	$57	$73	-21%	$244	$271	-10%
Licensing	$8	$10	-27%	$29	$39	-27%
Other	$14	$18	-22%	$75	$58	29%
Gross Margin	22.9%	26.5%	-3.6 pts.	32.3%	31.3%	1.1 pts.
Operating Income (Loss)	($44)	($32)	nm	$661	$677	-2%
Operating Margin	(5.6%)	(3.5%)	-2.1 pts.	13.6%	13.9%	-0.2 pts.
nm - not meaningful

In the fourth quarter, global motorcycle shipments at HDMC decreased 13 percent due to prudent dealer inventory management and market conditions. Revenue was down 14 percent, due to lower volumes, where improved mix was offset by incentive spend. Parts & Accessories revenue was down 14 percent largely in-line with revenue from Motorcycles. Apparel revenue was down 21 percent driven by high dealer inventory levels resulting in lower replenishment.

Fourth quarter gross margin was down 3.6 points behind the impacts of lower volume, higher sales incentives, and other manufacturing costs, more than offsetting the benefits of shipment mix and lower raw material costs. Fourth quarter operating margin fell by 2.1 points due to the factors above, where operating expenses were lower in the quarter due in part to LiveWire transaction costs in the prior year’s period.

Harley-Davidson Retail Motorcycle Sales
(excludes LiveWire units)

Motorcycles (thousands)	4th quarter			Full Year
	2023	2022	Change	2023	2022	Change
North America	17.5	19.2	-9%	105.9	117.1	-10%
EMEA	5.1	6.6	-22%	27.0	30.5	-11%
Asia Pacific	6.8	7.5	-10%	27.0	27.9	-3%
Latin America	0.8	0.6	46%	2.9	2.9	0%
Worldwide Total	30.2	33.8	-11%	162.8	178.5	-9%

In the fourth quarter, global retail sales of Harley-Davidson motorcycles were down 11 percent versus prior year. North America retail performance was down 9 percent and continues to be impacted by both the high interest rate environment and the discontinuation of legacy Sportster at the end of 2022 in the region. The decline in EMEA of 22 percent was driven by weakness in the France and German markets. The decline in APAC of 10 percent was driven by weakness in the Australian and New Zealand markets. Latin America sales increases were driven by growth in both Brazil and in Mexico.

For the full year, global retail sales of Harley-Davidson motorcycles were down 9 percent versus prior year. North American retail performance continues to be adversely impacted by higher interest rates, economic uncertainty, and lower sales of non-core motorcycles. EMEA retail has been adversely impacted by sluggish economic growth and the planned mix shift towards the profitable core product segments. APAC retail performance experienced strong growth in the first half of the year but slowed in the second half of the year, with overall growth in Japan for the year.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	4th quarter			Full Year
	2023	2022	Change	2023	2022	Change
Revenue	$246	$214	15%	$954	$821	16%
Operating Income	$58	$64	-10%	$235	$318	-26%

HDFS revenue was up $32 million in the fourth quarter, an increase of 15 percent versus prior year, driven primarily by higher interest income. HDFS operating income decline of $6 million, or down 10 percent, was driven by higher interest expense, higher operating expenses, and an increased provision for credit losses. The increase in the provision for credit losses was driven by several factors relating to the current macroeconomic environment. Total quarter ending net finance receivables were $7.5 billion, which was up 5 percent versus prior year, driven primarily by an increase in wholesale commercial lending receivables.

LiveWire - Results

$ in millions	4th quarter			Full Year
	2023	2022	Change	2023	2022	Change
Electric Motorcycle Shipments (units)	514	69	645%	660	597	11%
Revenue	$15	$9	67%	$38	$47	-18%
Operating Loss	($35)	($29)	nm	($117)	($85)	nm
nm - not meaningful

In the fourth quarter, LiveWire revenue increased to $15 million from $9 million, driven by unit sales of the new Del Mar electric motorcycles. LiveWire operating loss of $35 million in the fourth quarter, in-line with our expectations, was driven by continued product development and other spending associated with the delivery of the Del Mar electric motorcycle to market.

Other 2023 Harley-Davidson, Inc. Results

•Generated $755 million of cash from operating activities
•Effective tax rate was 19.8%
•Paid cash dividends of $96 million
•Repurchased $350 million of shares (10.2 million shares) on a discretionary basis
•Financing raised for HDFS of $2.5 billion
•Cash and cash equivalents of $1.5 billion at year end

Segment Reporting Structure

LiveWire Group, Inc. (“LiveWire Group”) became a separate public company trading on the New York Stock Exchange (Ticker: LVWR) on September 27, 2022. Harley-Davidson has a controlling equity interest in LiveWire Group and continues to consolidate LiveWire Group results with adjustments for non-controlling shareholder interests. Net Income attributable to Harley-Davidson, Inc. and EPS reflect these adjustments.

Beginning with the fourth quarter of 2022, new business segment reporting now includes:

•Harley-Davidson Motor Company (HDMC): Group that is accountable for the design, manufacturing, marketing and sales of Harley-Davidson motorcycles and related products
•Harley-Davidson Financial Services (HDFS): Group that provides motorcycle and related products financing and insurance products and services for our dealers and retail customers
•LiveWire: Group that is accountable for the design, marketing and sales of LiveWire electric motorcycles and related products, including STACYC electric balance bikes
•Harley-Davidson, Inc. (HDI): Corporate entity for the overall Company, under which HDMC, HDFS and LiveWire operate

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CST today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CST.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," "sees," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine and the conflict between Israel and Hamas, or natural disasters and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (c) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (d) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022; (e) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (f) successfully carry out its global manufacturing and assembly operations; (g) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (h) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (i) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (j) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (k) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (l) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (m) successfully manage and reduce costs throughout the business; (n) manage risks related to a resurgence of the COVID-19 pandemic, emergence of a new pandemic, epidemic, disease outbreak or other public health crises, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company’s application for temporary relief from the effect of the revocation of the BOI decisions; (q) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (s) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company’s ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the incremental tariffs on motorcycles imported into the EU from the U.S., which was extended to March 31, 2025; (t) accurately predict the margins of its segments in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (u) successfully maintain a manner in which to sell motorcycles in China and the Company’s Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (v) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (w) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (x) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (y) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (z) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (aa) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company's business; (bb) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (cc) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (dd) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (ee) manage its exposure to product liability claims and commercial or contractual disputes; (ff) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (gg) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; and (hh) optimize capital allocation in light of the Company's capital allocation priorities.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

In recent years, Harley-Davidson Financial Services (HDFS) experienced historically low levels of retail credit losses, but credit losses have been normalizing to higher levels in recent quarters. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation and HDFS's efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, HDFS’s efforts to adjust underwriting criteria based on market and economic conditions and the actions that the Company has taken and could take that impact motorcycle values may impact HDFS’s retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine and the conflict between Israel and Hamas, or other factors. Refer to “Risk Factors” under Item 1.A of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
HDMC revenue	$791,648	$918,683	$4,844,594	$4,887,672
Gross profit	181,352	243,810	1,566,542	1,527,873
Selling, administrative and engineering expense	225,526	275,811	905,391	850,786
Operating (loss) income from HDMC	(44,174)	(32,001)	661,151	677,087

LiveWire revenue	15,366	9,218	38,298	46,833
Gross (loss) profit	(5,372)	2,276	(5,956)	2,904
Selling, administrative and engineering expense	29,563	30,827	110,853	88,219
Operating loss from LiveWire	(34,935)	(28,551)	(116,809)	(85,315)

HDFS revenue	246,197	214,381	953,586	820,625
HDFS expense	188,234	150,116	718,844	503,119
Operating income from HDFS	57,963	64,265	234,742	317,506

Operating (loss) income	(21,146)	3,713	779,084	909,278
Other income, net	17,672	18,209	71,808	48,652
Investment income	15,727	8,324	46,771	4,538
Interest expense	(7,683)	(7,680)	(30,787)	(31,235)
Income before income taxes	4,570	22,566	866,876	931,233
Income tax (benefit) provision	(18,716)	(17,111)	171,830	192,019
Net income	23,286	39,677	695,046	739,214
Less: Loss attributable to noncontrolling interests	2,524	2,194	11,540	2,194
Net income attributable to Harley-Davidson, Inc.	$25,810	$41,871	$706,586	$741,408

Earnings per share:
Basic	$0.19	$0.29	$4.96	$5.01
Diluted	$0.18	$0.28	$4.87	$4.96

Weighted-average shares:
Basic	138,520	146,187	142,378	148,012
Diluted	141,464	148,956	145,103	149,351

Cash dividends per share:	$0.1650	$0.1575	$0.6600	$0.6300
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,533,806	$1,433,175
Accounts receivable, net	267,200	252,225
Finance receivables, net	2,113,729	1,782,631
Inventories, net	929,951	950,960
Restricted cash	104,642	135,424
Other current assets	214,401	196,238
	5,163,729	4,750,653
Finance receivables, net	5,384,536	5,355,807
Other long-term assets	1,592,289	1,386,016
	$12,140,554	$11,492,476
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$996,021	$998,947
Short-term deposits, net	253,309	79,710
Short-term debt	878,935	770,468
Current portion of long-term debt, net	1,255,999	1,684,782
	3,384,264	3,533,907
Long-term debt, net	4,990,586	4,457,052
Other long-term liabilities	513,409	594,709

Shareholders’ equity	3,252,295	2,906,808
	$12,140,554	$11,492,476

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2023	December 31, 2022
Net cash provided by operating activities	$754,887	$548,461

Cash flows from investing activities:
Capital expenditures	(207,404)	(151,669)
Finance receivables, net	(302,720)	(623,833)
Other investing activities	(2,180)	2,491
Net cash used by investing activities	(512,304)	(773,011)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,446,304	495,785
Repayments of medium-term notes	(1,056,680)	(950,000)
Proceeds from securitization debt	1,045,547	1,826,891
Repayments of securitization debt	(1,193,526)	(1,442,860)
Net increase in unsecured commercial paper	107,146	16,003
Borrowings of asset-backed commercial paper	42,429	448,255
Repayments of asset-backed commercial paper	(237,370)	(302,922)
Net increase in deposits	129,855	26,605
Cash received from business combination	—	114,068
Dividends paid	(96,310)	(93,180)
Repurchase of common stock	(363,987)	(338,627)
Other financing activities	1,946	(1,985)
Net cash used by financing activities	(174,646)	(201,967)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,697	(19,525)
Net increase (decrease) in cash, cash equivalents and restricted cash	$69,634	$(446,042)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,579,177	$2,025,219
Net increase (decrease) in cash, cash equivalents and restricted cash	69,634	(446,042)
Cash, cash equivalents and restricted cash, end of period	$1,648,811	$1,579,177

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,533,806	$1,433,175
Restricted cash	104,642	135,424
Restricted cash included in Other long-term assets	10,363	10,578
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,648,811	$1,579,177

HDMC Revenue and Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
HDMC REVENUE (in thousands)
Motorcycles	$582,590	$666,387	$3,798,977	$3,787,484
Parts & Accessories	130,096	151,350	698,095	731,645
Apparel	57,261	72,547	244,333	271,107
Licensing	7,686	10,483	28,599	39,423
Other	14,015	17,916	74,590	58,013
	$791,648	$918,683	$4,844,594	$4,887,672

HDMC U.S. MOTORCYCLE SHIPMENTS	16,883	17,839	113,867	118,836

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	16,413	14,558	92,683	89,849
Cruiser	10,069	11,685	63,945	59,010
Sport and Lightweight	2,379	5,709	18,228	33,894
Adventure Touring	683	2,031	5,128	10,774
	29,544	33,983	179,984	193,527

LiveWire Motorcycle Shipment Data	514	69	660	597
(a)Includes CVOTM and Trike

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from 2022 to 2023 were as follows (in millions):

	Three months ended	Twelve months ended
2022 gross profit	$244	$1,528
Volume	(40)	(131)
Price and sales incentives	(60)	139
Foreign currency exchange rates and hedging	—	(54)
Shipment mix	50	133
Raw material prices	16	38
Manufacturing and other costs	(29)	(86)
	(63)	39
2023 gross profit	$181	$1,567

HDFS Finance Receivables Allowance for Credit Losses

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Balance, beginning of period	$392,714	$360,096	$358,711	$339,379
Provision for credit losses	56,662	50,561	227,158	145,133
Charge-offs, net of recoveries	(67,410)	(51,946)	(203,903)	(125,801)
Balances, end of period	$381,966	$358,711	$381,966	$358,711

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
United States	16,694	18,367	98,468	109,190
Canada	769	816	7,422	7,924
Total North America	17,463	19,183	105,890	117,114
EMEA	5,121	6,562	27,005	30,510
Asia Pacific	6,763	7,532	26,953	27,905
Latin America	815	557	2,923	2,922
Total worldwide retail sales	30,162	33,834	162,771	178,451
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.